EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong 2019 Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 27, 2020—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income for 2019 of $205.1 million or $3.12 diluted earnings per common share ($3.13 per share basic), compared to $215.9 million or $3.24 diluted earnings per common share ($3.27 per share basic), which represents a decrease of 3.7 percent in diluted earnings per share and a 5.0 percent decrease in net income over the corresponding period in 2018. Net income for the three months ended December 31, 2019 was $51.7 million or $.78 diluted earnings per common share ($.79 per share basic), compared to $58.5 million or $.88 diluted earnings per common share ($.89 per share basic) for the same period in 2018, representing a decrease of 11.6 percent in net income and an 11.4 percent decrease in diluted earnings per share.

Net income for the year ended December 31, 2019 continues to be positively impacted by an increase in net interest income due to a higher volume of loans and an increase in the overall yield on the loan portfolio.  Interest expense increased for the same period and can be attributed to an increase in the cost of borrowings expense and the rates paid on deposit liabilities. Net income for the same period was negatively impacted by an increase in the provision for probable loan losses due to a specific reserve and subsequent charge-off of $7.5 million, net of tax, on a relationship that was secured by real property on which car dealerships are operated.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2019	2018
	(Dollars in thousands, except per share data)

Interest income	$492,401	$465,822
Interest expense	(58,629)	(52,668)
Net interest income	433,772	413,154
Provision for probable loan losses	(18,843)	(6,112)
Non-interest income	154,826	165,042
Non-interest expense	(309,801)	(299,501)

Income before income taxes	259,954	272,583
Income taxes	(54,850)	(56,652)
Net income	$205,104	$215,931

Net income per common share
Basic	$3.13	$3.27
Diluted	$3.12	$3.24

“The twelve months ended December 31, 2019 have continued to demonstrate strong earnings success for IBOC.  The earnings success we have seen over recent years can be attributed to our continued focus on building and improving the performance of our core bank operations and continued cost control, which have been complemented by the actions taken to reform the tax laws at the end of 2017, resulting in additional earnings.  The reformed tax laws have benefitted us, the economy and the communities we serve.  We are confident in the strength of our balance sheet and our strong capital position, which continue to be enhanced by our earnings success for over 50 years.  We continue to exceed most of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council,” said Dennis E. Nixon, President and CEO.

Total assets at December 31, 2019 were $12.1 billion compared to $11.9 billion at December 31, 2018.  Total net loans were $6.8 billion at December 31, 2019 compared to $6.5 billion at December 31, 2018. Deposits were $8.8 billion at December 31, 2019 compared to $8.7 billion at December 31, 2018.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 188 facilities and 284 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.

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